EXHIBIT 10.36

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AGREEMENT

Agreement (the “Agreement”), dated December 18, 2018 (the “Agreement Effective Date”), by and between Novartis International Pharmaceutical Ltd. (“Novartis”) and AVEO Pharmaceuticals, Inc. (“AVEO”).  Novartis and AVEO are separately referred to as a “Party” and are collectively referred to as the “Parties”.

Background

Novartis and AVEO were parties to a License Agreement, dated August 13, 2015 (the “License Agreement”) pursuant to which AVEO licensed to Novartis certain intellectual property rights Controlled by AVEO relating to a group of antibodies that bind to Growth Differentiation Factor 15 (“GDF15”), including an antibody referred to as AV-380 by AVEO (and NIK937 by Novartis) as well as the antibodies identified on Exhibit A to the License Agreement, together with any modified or derivative form of any such antibodies, including any fragment of, pegylated version of (whether or not including amino acid changes) and any other chemically modified versions (including associated amino acid substitutions) of such antibodies, and any fused or conjugated versions of any of the foregoing (the “Licensed Antibodies”).  On June 28, 2018, Novartis sent a notice of termination of the License Agreement to AVEO, which became effective (pursuant to the License Agreement’s terms) on August 27, 2018 (the “Date of Termination”).  AVEO has indicated that it intends to continue development of the Licensed Antibodies, and the Parties are entering into this Agreement to memorialize certain understandings between the Parties with respect to the License Agreement and Novartis’ support of the further development of the Licensed Antibodies by AVEO.

The Parties agree as follows:

Section 1.Definitions.

(a)Definitions.  Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.  Capitalized terms not otherwise defined herein have the same meaning as in the License Agreement.

“Accounting Standards” means, with respect to AVEO, US GAAP (United States Generally Accepted Accounting Principles and means, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case as generally and consistently applied throughout the Party’s organization. Each Party will promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc.).

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” will mean, direct or indirect, ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity, or otherwise has “control” over the relevant entity as set forth in applicable Accounting Standards, as amended from time to time.  In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage will be substituted in the preceding sentence if such foreign investor has the power to direct the management and policies of such entity.

“AVEO Indemnitees” has the meaning set forth in Section 6(b).

“BLA” means a Biologics License Application in the United States for authorization to market the Product, as defined in the applicable laws and regulations and filed with the FDA.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product, and “Commercialization” means commercialization activities relating to Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling the Licensed Antibodies.

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than by a license granted under this Agreement) of a Party or its Affiliates, to grant a license or a sublicense of or under such Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

“Develop” or “Development” means drug development activities, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of BLAs and MAAs.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Exclusivity Product” has the meaning set forth in Section 5(a).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means the treatment and prevention of diseases and other conditions in all indications in humans.

“ICC” has the meaning set forth in Section 9(e).

“Indemnification Claim Notice” has the meaning set forth in Section 6(c)(ii).

“Indemnified Party” has the meaning set forth in Section 6(c)(ii).

“Indemnifying Party” has the meaning set forth in Section 6(c)(ii).

“Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party, its Affiliates, or its or their licensors has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“MAA” means an application for the authorization to market the Licensed Antibodies in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Material” has the meaning set forth in Section 3.

“Novartis Indemnitees” has the meaning set forth in Section 6(a).

“Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Product” means pharmaceutical products consisting of or incorporating one or more of the Licensed Antibodies.

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing and/or sale of biologic products in a jurisdiction (e.g., the FDA, EMA, the Japanese Ministry of Health, Labour and Welfare, and corresponding national or regional regulatory agencies or organizations).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

(b)Interpretation.  In this agreement unless otherwise specified

(i)“includes” and “including” will mean respectively includes and including without limitation

(ii)a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(iii)a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted

(iv)words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders

(v)the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments

(vi)the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement

(v)general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(vi)the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

Section 2.Payment.

In consideration of the mutual releases included in this Agreement and to support AVEO’s further Development of the Licensed Antibodies, Novartis will make a one time payment of USD$2.3 million, which will be paid on or before January 2, 2019.  For the avoidance of doubt, this payment will not be subject to offset or reduction for any payments previously made by Novartis in connection with the License Agreement.  Notwithstanding Section 12.2(i) of the License Agreement, the Material will be transferred to AVEO at no charge.

Section 3.Supply of Material.

Novartis will make available for pick up by AVEO the material and associated documentation identified on Exhibit A (the “Material”) within [**] after the later of (i) the Agreement Effective Date, or (ii) the date that AVEO provides all information and data reasonably necessary to transfer the Material in compliance with applicable law and/or cGMP (to the extent applicable); provided, however, notwithstanding the foregoing, and to the extent required by cGMP and the Parties’ respective Quality Assurance functions, cGMP Material will be transferred only following the execution of a commercially reasonable Quality Agreement between the Parties (as described below).  The Material will be transferred Ex Works (Incoterms 2010) and except as provided on Exhibit A, is transferred “as is” and without representation or warranty of any kind and Novartis disclaims any implied warranties of merchantability or fitness for a particular purpose with respect to the Material; provided, however, that Novartis represents that, with respect to materials manufactured in accordance with cGMP, Novartis handled, stored and transported, and, until it is picked up by AVEO, will continue to handle, store and transport, the Material in accordance with cGMP for biological products. The Parties will enter into a commercially reasonable Quality Agreement with respect to the cGMP Material following the execution of this Agreement.  Novartis will share with AVEO all material safety data sheets and customs value information that is reasonably available to Novartis, including without limitation Licensed Antibodies-specific information, as is reasonably necessary to permit AVEO to pick up the Material.  AVEO will be solely responsible for any re-testing associated with the Material prior to use.  Upon pick up by AVEO, Novartis will have no further obligation to replace lost or damaged material or to provide additional services with respect to such Material.

Section 4.Licenses and Know How Transfer.

(a)Novartis represents and warrants that, as of the Agreement Effective Date, neither it nor any of its Affiliates have filed any patent application or otherwise Control any Patent Rights that claim or cover the Licensed Antibodies or their use.

(b) Novartis and its Affiliates hereby grant to AVEO a perpetual, irrevocable, exclusive, worldwide, fully paid-up license, with the right to grant sublicenses, under all Know-How Controlled by Novartis and its Affiliates and sublicensees as of the Date of Termination, that are specifically related to the Development, manufacture and Commercialization of Products in the Field.

(c)Novartis shall, no later than [**] after the Agreement Effective Date, to the extent permitted by applicable law, complete the transfer to AVEO or its designee, solely for the Development, manufacture and Commercialization of Products in the Field, all right, title, and interest in and to all finalized preclinical and clinical reports and data, and all other supporting data, including pharmacology, toxicology, chemistry and biology data, and documented technical and other information or materials Controlled by Novartis and its Affiliates and sublicensees to the extent related specifically to the Development, manufacture and Commercialization of Products in the Field.  Novartis will use commercially reasonable efforts to promptly complete any non-finalized reports, and transfer such reports in final form after completion.  Novartis may retain a single copy of all such items for its records as required by applicable law.  Novartis will not be required to transfer generalized technologies or SOPs, except to the extent they specifically relate to the Development or Commercialization of Products in the Field.

(d)Novartis represents and warrants that neither it nor any of its Affiliates Control any Regulatory Filings or Regulatory Approvals, or records of any interactions with Regulatory Authorities, related to Products in the Field as of the Date of Termination.

(e)Novartis represents and warrants that it is not a party to any license agreement relating to Licensed Antibodies in the Field (other than this Agreement).

(f)For a period of [**] following the Agreement Effective Date, Novartis will provide such assistance as may be reasonably necessary to transfer manufacturing documents, reports, methods, standards, protocols and materials that are used by Novartis and its Affiliates in the manufacture of the Licensed Antibodies, and cooperate with AVEO in reasonable respects to transfer to AVEO, or AVEO’s designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) that are used in the manufacture of the Licensed Antibodies.  For the avoidance of doubt, the assistance set forth in this Section 4(f) is limited to interpretation or content of the Novartis Know How that is transferred to AVEO, and in no event will Novartis be required to conduct additional experiments or research in connection with its activities as described in this Section 4(f).

(g)Novartis understands and agrees that the study reports, CMC reports, certificates and other materials and documentation transferred by Novartis hereunder or under the License Agreement may be used in a future IND or other submission to a Regulatory Authority, and agrees to satisfy any reasonable request for documentation or audit in connection with such regulatory submission or by such Regulatory Authority with respect to such studies, reports, certificates, documentation and materials.

(h)The Parties acknowledge that, in connection with the activities described in this Agreement, Novartis will not assign or transfer any agreements that it has with any Third Parties service providers or vendors relating to the Material.  At AVEO’s request, Novartis will provide a letter of authorization to any such relevant Third Parties informing such Third Parties that the Material is now owned by and in the control of AVEO and authorizing such Third Parties to perform manufacturing, stability and other services on behalf of AVEO with respect to the Material, including authorization for the use and transfer to AVEO of all relevant Know-How related to the Material, pursuant to separate agreements to be negotiated by AVEO and such Third Parties.  Following [**] after the Agreement Effective Date, AVEO will have sole responsibility for such Third Party activities.

Section 5.Non-competition.

(a)For a period of three years following the Agreement Effective Date, neither Novartis nor any of its Affiliates will, anywhere in the world, directly or indirectly, Develop, manufacture or Commercialize any anti-GDF15 antagonist antibody or any modified or derivative form of any such antibody, including any active fragment of, pegylated version of (whether or not including amino acid changes) and any other chemically modified versions (including associated amino acid substitutions) of such antibody, and any fused or conjugated versions of any of the foregoing (the “Exclusivity Product”) (or license or collaborate with a Third Party to do any of the foregoing) in the Field, except as necessary to perform its obligations hereunder; provided, however, that notwithstanding the foregoing, Novartis will retain the right to use the Exclusivity Product for research purposes only.

(b)Novartis represents that, as of the Agreement Effective Date, it and its Affiliates are not engaged and have no plans to engage in the Development or Commercialization of (a) any Exclusivity Product, or (b) any product for the treatment, prevention or prophylaxis of cachexia, decreased appetite or body weight, which binds to the GDF15 receptor and is a GDF15 antagonist.

Section 6.Indemnity; Limitation of Liability.

(a)Indemnification by AVEO.  AVEO will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from actions by AVEO, its Affiliates and sublicensees, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of the Licensed Antibodies; provided, however, that AVEO will not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify AVEO Indemnitees pursuant to Section 6(b) or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

(b)Indemnification by Novartis.  Novartis will indemnify and hold AVEO, its Affiliates, and their respective officers, directors and employees (“AVEO Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from the breach of any of the covenants, warranties or representations made by Novartis to AVEO under this Agreement or the License Agreement; provided, however, that Novartis will not be obliged to so indemnify, defend and hold harmless the AVEO Indemnitees for any Claims for which AVEO has an obligation to indemnify Novartis Indemnitees pursuant to Section 6(a) or to the extent that such Claims arise from the breach, negligence or willful misconduct of AVEO or the AVEO Indemnitee.

(c)Indemnification Procedure.

(i)For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or AVEO Indemnitee will be made solely by Novartis or AVEO, respectively.

(ii)A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.  The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time).  Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(iii)Subject to the provisions of Sections 6(c)(iv) and (v) below, the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [**] after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 6(c)(iv) below will govern.  The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.  In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim.  If the Indemnifying Party does not give written notice to the Indemnified Party, within [**] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 6(c)(v) below will govern.

(iv)Upon assumption of the defense of a Claim by the Indemnifying Party: (A) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (B) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (C) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (D) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party.  The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense.  In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(v)If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 6(c)(iii) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate.  In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.  If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

(d)Mitigation of Loss.  Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 6.  Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

(e)Limitation of Liability.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 6.

Section 7.Mutual Release; Non-disparagement.

(a)Release.  Each of the Parties, for itself, and on behalf of its officers, directors, employees, agents, Affiliates, and successors and assigns hereby remises, releases and forever discharges the other Party and its officers, directors, employees, agents, Affiliates, and successors and assigns from all claims, suits, actions, charges, demands, judgments, costs and executions present and future, known or unknown, both legal and equitable in any manner arising out of the License Agreement and/or the Development of the Licensed Antibodies; provided, however, that notwithstanding anything herein to the contrary, this Agreement shall not remise, release, discharge, terminate, modify, or otherwise cause to expire any obligation or remedy arising under or resulting from Section 14 of the License Agreement.  The Parties acknowledge that in executing this Agreement, they have carefully reviewed and had the opportunity to review the terms of this Agreement with counsel of their choice and are fully aware of the extent of their rights and obligations under this Agreement. The Parties further acknowledge that the language of this Agreement shall not be considered as an admission of liability, wrongdoing, or anything improper.

(b)Non-disparagement.  Subject to applicable law, neither the Parties nor any of their respective officers, directors, employees, agents, Affiliates, and successors and assigns, will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or such other Party’s Affiliates officers, directors, employees, agents, Affiliates, or any of their products or services, in any manner that would damage the business or reputation of such other Party or its Affiliates, to the extent related to the License Agreement and/or the Licensed Antibodies.

Section 8.Confidentiality.

(a)Subject to the other provisions of this Section 8, all Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party.  The recipient Party may only use the Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement.  Subject to the other provisions of this Section 8, each Party will hold as confidential such Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information.  Subject to the other provisions of this Section 8, a recipient Party may only disclose Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)Exceptions.  The obligations under this Section 8 will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(i) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(ii) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(iii)is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(iv)is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the recipient Party.  Further, any combination of Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

(c)In addition to disclosures allowed under Section 8(a) and 8(b), either Party may disclose Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights; (ii) in connection with Antibodies filings with a Regulatory Authority; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; (v) fulfilling such Party’s obligations under the In-licensed AVEO Technology Agreements; or (vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder.

(d)In addition, AVEO may disclose Information of Novartis to Third Parties as may be necessary or useful in connection with the Development, manufacture or Commercialization of the AVEO Antibodies and/or Product(s) on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement.

(e)In the event the recipient Party is required to disclose Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

Section 9.Miscellaneous.

(a)Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)Extension to Affiliates.  Each party will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Parties hereto.  Each party will remain primarily liable for any acts or omissions of its Affiliates.

(c)Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

(d)Governing Law and Jurisdiction.  This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, USA, without giving effect to the conflicts of laws provision thereof.  The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

(e)Dispute Resolution.  Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, will be resolved by final and binding arbitration.  Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party.  Arbitration will be held in Boston, Massachusetts, USA, according to the commercial rules of the International Chamber of Commerce (“ICC”).  The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party will within [**] after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within [**], select a third arbitrator as the chairman of the arbitration panel, each arbitrator will have significant experience in the biopharmaceutical business.  If the two initial arbitrators are unable to select a third arbitrator within such [**] period, the third arbitrator will be appointed in accordance with ICC rules.  The arbitrators will render their opinion within [**] of the final arbitration hearing.  No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages under this Agreement and such award is expressly prohibited; provided, however, that the arbiter may, in its discretion, require the losing Party to pay the reasonable costs and expenses of the prevailing party in connection with such arbitration proceeding.  Decisions of the panel of arbitrators will be final and binding on the Parties.  Judgment on the award so rendered may be entered in any court of competent jurisdiction.

(f)Force Majeure.  In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including but not limited to, any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance.  In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use commercially reasonable efforts to resume performance of its obligations.  Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than three consecutive months, either Party may terminate this Agreement upon written notice to the other Party.

(g)Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

(h)Relationship of the Parties.  Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between AVEO and Novartis, or to constitute one as the agent of the other.  Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

(i)Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to AVEO:

AVEO Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142 USA

Attn:  Chief Executive Officer

with a required copy to:

AVEO Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142 USA

Attn:  General Counsel

If to Novartis:

Novartis International Pharmaceutical Ltd

Lichtstrasse 35

CH-4056 Basel

Switzerland

with a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn:  General Counsel

(j)Further Assurances.  Novartis and AVEO will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

(k)Compliance with Law.  Each Party will perform its obligations under this Agreement in accordance with all applicable laws.  No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

(l)Entire Agreement.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

(m)Entire Agreement.  This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, with the exception of the surviving provisions of the License Agreement, as described above in Section 6(a).

(n)Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Signature Page Follows]

In witness whereof, the Parties, intending to be bound, have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		AVEO PHARMACEUTICALS, INC.

By:	/s/ Sylvain Beltzung	By:	/s/ Michael P. Bailey

Name:	Sylvain Beltzung	Name:	Michael P. Bailey

Title:	Head Finance NIBR Europe	Title:	President & CEO

By:	/s/ Gerald Burg

Name:	Gerald Burg

Title:	BPA Manager NIBR Finance

Exhibit A

Drug Substance manufacturing

	Clinical batch	Clinical batch
Batch Name	[**]	[**]
Date of manufacture	[**]	[**]
Place of manufacture	[**]	[**]
Batch Size	[**]	[**]
Batch type	[**]	[**]
Primary Packaging
Bottles	[**]	[**]
Composition	[**]	[**]
Current stock	[**]	[**]
Current location	[**]	[**]

Drug Product manufacturing

	Toxicological batch	Clinical batch	Clinical batch
Batch Name	[**]	[**]	[**]
Date of manufacture	[**]	[**]	[**]
Place of manufacture	[**]	[**]	[**]
Theoretical Batch Size (according CofA)	[**]	[**]	[**]
Drug Substance batch used	[**]	[**]	[**]
Batch type	[**]	[**]	[**]
Primary Packaging
Vial	[**]
Stopper	[**]
Cap	[**]
Composition	[**]	[**]	[**]
Fill volume	[**]	[**]	[**]
Current stock	[**]	[**]	[**]
Current location	[**]	[**]	[**]

Novartis Reference manufacturing

[**]
Original DS	[**]
Date of manufacture	[**]
Place of manufacture	[**]
Batch Size	[**]
Release and retest analysis	[**]
Primary Packaging
Bottles Fill volume	[**]
Composition	[**]
Actual stock*	[**]

*Quantity is subject to change and is current as of Nov 16, 2018. All available stock that is in procession of Novartis to be provided.

Master Cell Bank

Amount of vials	Current location	Comment
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]